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TIFF Seeks to Become an Employee-Owned Public Benefit Company

TIFF’s new structure will strengthen its competitive position and its commitment to clients, their missions, the broader nonprofit community, and TIFF’s employees

Radnor, PA — July 12, 2023 — TIFF Investment Management (“TIFF”), an asset management firm dedicated to delivering comprehensive outsourced CIO (OCIO) and private equity investment solutions primarily to endowments, foundations, and other charitable organizations, recently announced that it intends to convert from a non-stock corporation to an employee-owned public benefit limited liability company.

TIFF believes this proposed reorganization will be greatly beneficial to TIFF and its clients. TIFF employees will be able to have equity in the firm, putting TIFF on equal footing with its peers in attracting and retaining top talent in an increasingly competitive landscape. The long-term nature of equity incentives better aligns TIFF with its clients’ longer investment time horizons. The public-benefit feature affirms and strengthens TIFF’s ongoing commitment to nonprofits and mission-focused organizations through direct and indirect financial support that reflects TIFF’s culture of giving back to clients and communities.

“The changes to our organizational structure will benefit our dedicated employees and valued clients, and improves TIFF’s positioning for ongoing success,” said Kane Brenan, CEO of TIFF. “Our Board, senior management, clients, and employees are excited about this transformation, seeing it as a natural evolution in our 30-year legacy of delivering exceptional OCIO services to nonprofits. We are enthusiastic to continue our mission through an organizational structure that will better enable TIFF to thrive in the years to come. We also are thrilled with the commitment of our team to invest their personal capital for equity alongside our clients.”

TIFF’s current Board of Directors, comprised of CIOs and executives from globally renowned institutions, is expected to become an advisory board that remains primarily focused on investment strategy and nonprofit best practices. The day-to-day management of the organization will remain with the firm’s current senior leaders, who will also form the new governing Board of Directors of TIFF. There are no other anticipated changes to the TIFF team, investment approach, operations, or portfolio managers.

"TIFF’s storied 30-year history has made a positive and lasting impact on the investment landscape. Our goal is to set TIFF up for success for the next 30 years, ensuring its continued growth as an industry leader,” said Robert Durden, TAS Board Chair, and CEO and CIO of the University of Virginia Investment Management Company (UVIMCO). “The Board is thrilled by the leadership demonstrated by the management team and pleased by their willingness to invest in the firm. This will enable TIFF to further its ability to provide important investment solutions to clients, so that they can fulfill their missions and financial goals. We are excited about the future and the possibilities that lie ahead for TIFF."

About TIFF
TIFF is an asset management firm dedicated to delivering comprehensive outsourced CIO (OCIO) and private equity investment solutions to primarily endowments, foundations, and other charitable organizations. Our primary objective is to enhance investment returns for our members (clients) while also optimizing their costs and reducing their administrative burden.

For over 30 years, TIFF has strived to be the nonprofit community’s most trusted investment partner. We specialize in providing investment solutions that help our members fulfill their mission and achieve their financial goals. We offer two primary solutions for our members – comprehensive advisory solutions, and more specialized asset class specific solutions. As of December 31, 2022, TIFF manages approximately $8 billion, including committed capital, on behalf of our members.

Contact: For media inquiries, please email: pro-tiff@prosek.com

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